EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-03205, Form S-3, No. 333-13363, Form S-3, No. 333-64616, Form S-3, No. 333-65142, Form S-3, No. 333-88606, Form S-3, No. 333-03596, Form S-8, No. 333-35853, Form S-8, No. 333-81863, and Form S-8, No. 333-81865) of The Mills Corporation and in the related Prospectuses of our report dated September 22, 2003, with respect to the Statement of Certain Revenues and Certain Operating Expenses for the year ended December 31, 2002 of the Great Mall of the Bay Area, included in this current report on Form 8-K/A dated August 5, 2003 of The Mills Corporation.

/s/ Ernst & Young LLP

McLean, Virginia

September 24, 2003